UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 11, 2008
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TX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Georgia	000-32335	58-2558701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 North Judge Ely Blvd. #6420 Abilene, TX	79601
(Address of Principal Executive Offices)	(Zip Code)

305.420.6781
(Registrant's telephone number, including area code)

___________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03   Material Modification to Rights of Security Holders
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During May 2006 the Company entered into a Private Placement Agreement with Brill Securities, Inc. to act as a financial advisor for the private placement of shares of common stock of TX Holdings. Pursuant to the Private Placement Memorandum approximately $1,240,000 of units were placed. The units contained an aggregate of 4,633,324 shares of the Company's common stock and 4,633,324 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of two years at an exercise price of $.50 per share. In connection with the offering, the Company paid a placement fee of $70,500 in cash. In addition, the placing agent was issued warrants to purchase 235,000 shares of common stock on the same terms and conditions as the investors. All units placed were sold pursuant to Rule 144 of the Act. All purchasers of the units met the definition of an accredited investor.

On January 31, 2008, the Board of Directors of TX Holdings, Inc. approved an amendment to the Warrant for the Warrants issued pursuant to the Private Placement Agreement completed during May 2006 as described above. The Board of Directors determined that it was in the best interest of the Company to lower the exercise price of the Warrants to $0.30 per share from the $0.50 per share for the period of February 1, 2008 through February 29, 2008 only. In all other particulars the Warrants will remain the unchanged.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2008

By: /s/ William "Buck" Shrewsbury
William "Buck" Shrewsbury, Chairman